Exhibit 107

REGISTRATION FEE TABLE

Title of Each Class of Securities to be Registered	Amount to be Registered		Proposed Maximum Aggregate Offering Price Per Share		Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee

Common stock, $0.001 par value per share, by Selling Securityholder	2,237,671,552	(2)	$0.0004	(3)	$895,068.62	$82.97	(4) (5)

(1) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) of the Securities Act of 1933, as amended.

(2) Represents common stock offered for resale by Dutchess Capital Growth Fund LP (the “Selling Securityholder”), which shares are issuable by Sugarmade, Inc. (the “Company”) pursuant to the Common Stock Purchase Agreement between the Company and the Selling Securityholder dated as of January 6, 2022 (“Equity Line”). The Company’s calculation of the maximum number of shares of common stock that may be registered for resale under the Equity Line pursuant to this Registration Statement is as follows: non-affiliate float of 7,772,964,341 common stock multiplied by $0.00095, which represents the average of the high and low prices for the common stock share on January 20, 2022, divided by three, which yields $2,461,438.71. Based on the average of the high and low prices for the common stock share of $0.0011 on January 5, 2022, which was the last business day before the date the Common Stock Purchase Agreement was executed on January 6, 2022 (the effective date of the Common Stock Purchase Agreement), we can register up to 2,237,671,552 shares of common stock for resale pursuant to the Equity Line.

(3) This offering price has been estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act with respect to the common stock registered hereunder, based upon the price of $0.0004, which is the last reported sale price for the Company’s common stock on March 15, 2022, as reported on the OTC Market Group, Inc.’s OTC Pink tier.

(4) Computed in accordance with Section 6(b) of the Securities Act as in effect from October 1, 2021 through September 30, 2022.

(5) Previously paid $82.97

Pursuant to Rule 416, the securities being registered hereunder include such indeterminate number of additional shares of common stock as may be issued after the date hereof as a result of stock splits, stock dividends or similar transactions.